EXHIBIT 77Q1(e)


                           VOYAGEUR GROWTH STOCK FUND

                                   a Series of

                        VOYAGEUR MUTUAL FUNDS III, INC.


     An Annual meeting of the Growth Stock Fund shareholders was held on August 18, 1995. The Fund's shareholders approved an amended Investment Advisory Agreement between the Fund and Voyageur Fund Managers, Inc.

     Pursuant to Sub-Item 77Q.1(e) of Form NSAR, the Amended Investment Advisory Agreement, effective September 1, 1995, was filed as Exhibit No. 5.1 to Post Effective Amendment No.25 to Form N-1A of Voyageur Mutual Funds III, Inc., on September 1, 1995, File Nos. 2-95928 and 811-4547, and is incorporated herein by reference.